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As filed with the Securities and Exchange Commission on October 17, 2001

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Science Applications International Corporation
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	95-3630868 (I.R.S. Employer Identification No.)

10260 CAMPUS POINT DRIVE
SAN DIEGO, CALIFORNIA 92121
(858) 826-6000
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Cash or Deferred Arrangement (CODA)
Employee Stock Retirement Plan
Restated 1984 Bonus Compensation Plan
Stock Compensation Plan and Management Stock Compensation Plan
Key Executive Stock Deferral Plan
2001 Employee Stock Purchase Plan
1995 and 1998 Stock Option Plans
1999 Stock Incentive Plan
AMSEC Employees 401(k) Profit Sharing Plan
Telcordia Technologies Savings and Security Plan
Telcordia Technologies Savings Plan for Salaried Employees
(Full title of the plans)

COPY TO:
DOUGLAS E. SCOTT, ESQ.
Senior Vice President and General Counsel
Science Applications International Corporation
10260 Campus Point Drive
San Diego, California 92121
(858) 826-6000
(name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)

Class A Common Stock, par value $.01 per share	13,924,346 shs.	$32.27	$449,338,645	$112,335

(1)
Includes 4,000,000 shares under the Cash or Deferred Arrangement (CODA); 4,000,000 shares under the Employee Stock Retirement Plan; 10,000,000 shares under the Restated 1984 Bonus Compensation Plan; 2,000,000 shares under the Stock Compensation Plan and Management Stock Compensation Plan; 1,000,000 shares under the Key Executive Stock Deferral Plan; 7,524,671 shares under the 2001 Employee Stock Purchase Plan; 30,164,996 shares under the 1995 and 1998 Stock Option Plans; 24,000,000 shares under the 1999 Stock Incentive Plan; 1,000,000 shares under the AMSEC Employees 401(k) Profit Sharing Plan; 500,000 shares under the Telcordia Technologies Savings and Security Plan; and 3,500,000 shares under the Telcordia Technologies Savings Plan for Salaried Employees (collectively "Plans"). All shares reserved for issuance under the Plans are being registered hereunder. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the Plans. This registration statement covers, in addition to the number of shares of Class A Common Stock stated above, options awarded under the 1999 Stock Incentive Plan and other rights to purchase or acquire the shares of Class A Common Stock covered by the prospectus.

(2)
The proposed maximum offering price per share is estimated in accordance with Rule 457(h) under the Securities Act and was determined using the Formula Price (as defined in the Prospectus which is a part of this Registration Statement) of the SAIC Class A Common Stock on the date hereof.

(3)
Pursuant to Rule 429 under the Securities Act of 1933, as amended, this Registration Statement contains a combined prospectus that relates to 13,924,346 shares of the Registrant's Class A Common Stock being registered hereunder, and to 73,765,321 shares of the 114,500,000 shares of the Registrant's Class A Common Stock collectively registered on Registration Statement No. 333-43234 on Form S-3 previously filed by the Registrant on August 8, 2000 (the "Earlier Registration Statement"). Registration fees of $217,151 were previously paid in connection with the Earlier Registration Statement.

EXPLANATORY NOTE

    This registration statement registers shares of Class A common stock in Science Applications International Corporation that may be purchased or issued upon the exercise of options or awards that have been or may be granted under the Restated 1984 Bonus Compensation Plan; the 1995 and 1998 Stock Option Plans; and the 1999 Stock Incentive Plan; or may be issued and delivered to a trustee or agent for the benefit of employees under the Cash or Deferred Arrangement (CODA); the Employee Stock Retirement Plan; the Stock Compensation Plan and Management Stock Compensation Plan; the Key Executive Stock Deferral Plan; the 2001 Employee Stock Purchase Plan; the AMSEC Employees 401(k) Profit Sharing Plan; the Telcordia Technologies Savings and Security Plan; and the Telcordia Technologies Savings Plan for Salaried Employees.

    This registration statement contains information required in the registration statement under Part II of Form S-8. The plan information specified by Part I of Form S-8 is not being filed with the Securities and Exchange Commission as permitted by the Note in Part I of Form S-8. This plan information, as well as the statement of availability of registrant information and any other information required by Item 2 of Form S-8, will be sent or given to participants of the employee benefit plans as specified under Rule 428 under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants of the Cash or Deferred Arrangement (CODA), Employee Stock Retirement Plan, Restated 1984 Bonus Compensation Plan, Stock Compensation Plan and Management Stock Compensation Plan, Key Executive Stock Deferral Plan, 2001 Employee Stock Purchase Plan, 1995 and 1998 Stock Option Plans, 1999 Stock Incentive Plan, AMSEC Employees 401(k) Profit Sharing Plan, Telcordia Technologies Savings and Security Plan, and Telcordia Technologies Savings Plan for Salaried Employees, as specified by Rule 428 under the Securities Act of 1933. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933. Science Applications International Corporation will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, Science Applications International Corporation will furnish to the Commission or its staff a copy or copies of all of the documents included in that file.

    References herein to "SAIC" or "the Company" shall mean Science Applications International Corporation, a Delaware corporation.

PART II

Item 3. Incorporation of Documents by Reference

    The following documents filed with the Commission by SAIC are hereby incorporated by reference in this Registration Statement:

  (a)
  The Company's Annual Report on Form 10-K/A for the fiscal year ended January 31, 2001, filed with the Commission on October 16, 2001.

  (b)
  The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2001, filed with the Commission on June 13, 2001.

  (c)
  The Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2001, filed with the Commission on September 14, 2001.

  (d)
  Annual Report of the Cash or Deferred Arrangement for the plan year ended December 31, 2000 on Form 11-K filed with the Commission on June 6, 2001.

  (e)
  The Company's Proxy Statement filed with the Commission on July 8, 2001.

  (f)
  Annual Report of the AMSEC Employees 401(k) Profit Sharing Plan for the plan year ended December 31, 2000 on Form 11-K filed with the Commission on June 6, 2001.

  (g)
  Annual Report of the Telcordia Savings and Security Plan for the plan year ended December 31, 2000 on Form 11-K filed with the Commission on June 6, 2001.

  (h)
  Annual Report of the Telcordia Savings and Security Plan for Salaried Employees for the plan year ended December 31, 2000 on Form 11-K filed with the Commission on June 6, 2001.

  (i)
  All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the Company's fiscal year ended January 31, 2001.

  (j)
  The description of the Company's Class A Common Stock, par value $.01 per share, contained in the Company's Registration Statement on Form 8-A, which was filed with the Commission and declared effective as of August 23, 1984, as amended on April 28, 1998 and September 13, 1999, and including any other amendment or report filed for the purpose of updating such description.

    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of it from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

    Not applicable.

Item 5. Interests of Named Experts and Counsel

    The validity of the issuance of the shares of Class A Common Stock offered hereby has been passed upon for the Company by Douglas E. Scott, Esq., Senior Vice President and General Counsel of the Company. As of July 31, 2001, Mr. Scott owned of record 62,214 shares of Class A Common Stock, had the right to acquire an additional 51,200 shares pursuant to previously granted stock options and beneficially owned a total of 19,236 shares through retirement plans of the Company.

Item 6. Indemnification of Directors and Officers

    Section 102 of the General Corporation Law of the State of Delaware ("GCL") allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Company's Restated Certificate of Incorporation contains a provision which eliminates directors' personal liability as set forth above.

    Article FIFTEENTH of the Company's Restated Certificate of Incorporation provides in effect that the Company shall indemnify its directors and elected and appointed officers to the fullest extent authorized or permitted by the GCL and authorizes the Board of Directors of the Company to provide similar indemnification rights to employees and agents of the Company. The indemnification rights provided by Article FIFTEENTH shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification includes the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The rights to indemnification and advancement of expenses contained in Article FIFTEENTH are not exclusive of any rights which an indemnified person may have or hereafter acquire under the Restated Certificate of Incorporation or bylaws of the Company, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

    Section 145 of the GCL provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances. Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no cause to believe his or her conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

    The Company also has directors and officers liability insurance with policy limits of $100 million, under which directors and officers of the Company are insured against certain liabilities which they may incur in such capacities.

Item 7. Exemption From Registration Claimed

    Not applicable.

Item 8. Exhibits

    See Exhibit Index on page 13 hereof.

Item 9. Undertakings

  (a)
  The Company hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply, if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by SAIC under Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (2)
    That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of Section 145 of the General Corporation Law of Delaware, Article FIFTEENTH of the Company's Certificate of Incorporation, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of the expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  (d)
  The Company hereby undertakes that it has submitted or will submit the Cash or Deferred Arrangement, Profit Sharing Retirement Plan, Employee Stock Retirement Plan, AMSEC Employees 401(k) Profit Sharing Plan, Telcordia Technologies Savings and Security Plan and Telcordia Technologies Savings Plan for Salaried Employees (collectively, the "Plans") and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plans under Section 401 of the Internal Revenue Code.

SIGNATURES

The Company

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, California on October 17, 2001.

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

By	/s/ J.R. BEYSTER J.R. Beyster Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints J.D. Heipt and D.E. Scott, or any one of them individually, such person's attorneys-in-fact, each with the power of substitution, for such person in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, and hereby ratifies and confirms all that each of said attorneys-in-fact, or each of their substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J.R. BEYSTER J.R. Beyster	Chairman of the Board and Principal Executive Officer	October 17, 2001
/s/ T.E. DARCY T.E. Darcy	Principal Executive Officer	October 17, 2001
/s/ P.N. PAVLICS P.N. Pavlics	Principal Accounting Officer	October 17, 2001
/s/ D.P. ANDREWS D.P. Andrews	Director	October 17, 2001
/s/ W.H. DEMISCH W.H. Demisch	Director	October 17, 2001
D.W. Dorman	Director

/s/ J.E. GLANCY J.E. Glancy	Director	October 17, 2001
/s/ B.R. INMAN B.R. Inman	Director	October 17, 2001
/s/ A.K. JONES A.K. Jones	Director	October 17, 2001
/s/ H.M.J. KRAEMER, JR. H.M.J. Kraemer, Jr.	Director	October 17, 2001
/s/ C.B. MALONE C.B. Malone	Director	October 17, 2001
/s/ S.D. ROCKWOOD S.D. Rockwood	Director	October 17, 2001
L.A. Simpson	Director
/s/ R.C. SMITH, JR. R.C. Smith, Jr.	Director	October 17, 2001
/s/ M.E. TROUT M.E. Trout	Director	October 17, 2001
/s/ J.P. WALKUSH J.P. Walkush	Director	October 17, 2001
/s/ J.H. WARNER, JR. J.H. Warner, Jr.	Director	October 17, 2001
/s/ J.A. WELCH J.A. Welch	Director	October 17, 2001
/s/ A.T. YOUNG A.T. Young	Director	October 17, 2001

The Plans

    Pursuant to the requirements of the Securities Act of 1933, the Committee for the Cash or Deferred Arrangement (CODA) has duly caused this Registration Statement to be signed on behalf of such plan by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on October 17, 2001.

CASH OR DEFERRED ARRANGEMENT (CODA)
By:	/s/ STEVEN P. FISHER Steven P. Fisher, Member Retirement Plans and Trust Committee

    Pursuant to the requirements of the Securities Act of 1933, the Committee for the Employee Stock Retirement Plan has duly caused this Registration Statement to be signed on behalf of such plan by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on October 17, 2001.

EMPLOYEE STOCK RETIREMENT PLAN
By:	/s/ STEVEN P. FISHER Steven P. Fisher, Member Retirement Plans and Trust Committee

    Pursuant to the requirements of the Securities Act of 1933, the Committee for the Restated 1984 Bonus Compensation Plan has duly caused this Registration Statement to be signed on behalf of such plan by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on October 17, 2001.

RESTATED 1984 BONUS COMPENSATION PLAN
By:	/s/ A. THOMAS YOUNG A. Thomas Young, Chair Compensation Committee

    Pursuant to the requirements of the Securities Act of 1933, the Committee for the Stock Compensation Plan and Management Stock Compensation Plan has duly caused this Registration Statement to be signed on behalf of such plans by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on October 17, 2001.

STOCK COMPENSATION PLAN AND MANAGEMENT STOCK COMPENSATION PLAN
By:	/s/ STEVEN P. FISHER Steven P. Fisher, Member Nonqualified Plans Committee

    Pursuant to the requirements of the Securities Act of 1933, the Committee for the Key Executive Stock Deferral Plan has duly caused this Registration Statement to be signed on behalf of such plan by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on October 17, 2001.

KEY EXECUTIVE STOCK DEFERRAL PLAN
By:	/s/ STEVEN P. FISHER Steven P. Fisher, Member Nonqualified Plans Committee

    Pursuant to the requirements of the Securities Act of 1933, the Committee for the 2001 Employee Stock Purchase Plan has duly caused this Registration Statement to be signed on behalf of such plan by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on October 17, 2001.

2001 EMPLOYEE STOCK PURCHASE PLAN
By:	/s/ WILLIAM A. ROPER, JR. William A. Roper, Jr., Member Employee Stock Purchase Plan and Trust Committee

    Pursuant to the requirements of the Securities Act of 1933, the Committee for the 1995 and 1998 Stock Option Plans has duly caused this Registration Statement to be signed on behalf of such plans by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on October 17, 2001.

1995 AND 1998 STOCK OPTION PLANS
By:	/s/ MONROE E. TROUT Monroe E. Trout, Member Stock Option Committee

    Pursuant to the requirements of the Securities Act of 1933, the Committee for the 1999 Stock Incentive Plan has duly caused this Registration Statement to be signed on behalf of such plan by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on October 17, 2001.

1999 STOCK INCENTIVE PLAN
By:	/s/ MONROE E. TROUT Monroe E. Trout, Member Stock Option Committee

    Pursuant to the requirements of the Securities Act of 1933, the Committee for the AMSEC Employees 401(k) Profit Sharing Plan has duly caused this Registration Statement to be signed on behalf of such plan by the undersigned, thereunto duly authorized, in the City of Virginia Beach, State of Virginia on October 17, 2001.

AMSEC EMPLOYEES 401(K) PROFIT SHARING PLAN
By:	/s/ L. RENE HUNTER L. Rene Hunter, Chair AMSEC Retirement Plan Committee

    Pursuant to the requirements of the Securities Act of 1933, the Committee for the Telcordia Technologies Savings and Security Plan has duly caused this Registration Statement to be signed on behalf of such plan by the undersigned, thereunto duly authorized, in the City of Piscataway, State of New Jersey on October 17, 2001.

TELCORDIA TECHNOLOGIES SAVINGS AND SECURITY PLAN
By:	/s/ CAROL M. COLE Carol M. Cole, Chair Telcordia Employees' Benefit Committee

    Pursuant to the requirements of the Securities Act of 1933, the Committee for the Telcordia Technologies Savings Plan for Salaried Employees has duly caused this Registration Statement to be signed on behalf of such plan by the undersigned, thereunto duly authorized, in the City of Piscataway, State of New Jersey on October 17, 2001.

TELCORDIA TECHNOLOGIES SAVINGS PLAN FOR SALARIED EMPLOYEES
By:	/s/ CAROL M. COLE Carol M. Cole, Chair Telcordia Employees' Benefit Committee

EXHIBIT INDEX

Exhibit Number	Description of Exhibits	Incorporated By Reference From
4(a)	Article FOURTH of the Registrant's Certificate of Incorporation	Annex I of the Registrant's Proxy Statement for the 1999 Annual Meeting of Stockholders as filed April 1999 with the SEC (the "1999 Proxy")
5(a)	Opinion of Douglas E. Scott, Esq.
5(b)	Internal Revenue Service determination letter dated February 3, 1997, relating to the Company's Employee Stock Retirement Plan	Exhibit 5(b) to the Registrant's Form S-3 as filed on April 28, 1997 with the SEC (the "1997 S-3")
5(c)	Internal Revenue Service determination letter dated February 3, 1997, relating to the Company's Cash or Deferred Arrangement	Exhibit 5(c) to the 1997 S-3
23(a)	Consent of Douglas E. Scott, Esq. (contained in Exhibit 5(a) hereto)
23(b)	Consent of Deloitte & Touche LLP
23(c)	Consent of PricewaterhouseCoopers LLP
24	Power of Attorney (included on the signature page of Part II of this Registration Statement)
99(a)	Cash or Deferred Arrangement (CODA), as amended through July 1, 2001
99(b)	Employee Stock Retirement Plan, as amended through July 1, 2001
99(c)	Bonus Compensation Plan, as restated effective July 9, 1999	Annex III to the 1999 Proxy
99(d)	Stock Compensation Plan, as amended through April 4, 2001	Exhibit 10(b) to Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 2001 as filed April 17, 2001 with the SEC (the "2001 10-K")
99(e)	Management Stock Compensation Plan, as amended through April 4, 2001	Exhibit 10(c) to the Registrant's 2001 10-K
99(f)	2001 Employee Stock Purchase Plan	Annex II to the Registrant's Proxy Statement for the 2001 Annual Meeting of Stockholders as filed May 30, 2001 with the SEC
99(g)	1999 Stock Incentive Plan, as amended through August 15, 1999	Exhibit 10(e) to Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 2000

99(h)	1995 Stock Option Plan, as amended through October 2, 1996	Exhibit 10(f) to Registrant's Annual Report on Form 10-K for the fiscal year ended January 31, 1998
99(i)	Key Executive Stock Deferral Plan, as amended through January 3, 2001	Exhibit 10(g) to the 2001 10-K
99(j)	1998 Stock Option Plan	Annex I to the Registrant's Proxy Statement for the 1998 Annual Meeting of Stockholders as filed May 29, 1998 with the SEC
99(k)	AMSEC Employees 401(k) Profit Sharing Plan	Exhibit 4.1 to the Registrant's Form S-8 as filed November 20, 1998 with the SEC
99(l)	Telcordia Technologies Savings and Security Plan	Exhibit 4(a) to the Registrant's Form S-8 as filed August 26, 1997 with the SEC ("1997 S-8")
99(m)	Telcordia Technologies Savings Plan for Salaried Employees	Exhibit 4(b) to the 1997 S-8

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EXPLANATORY NOTE
  PART I
PART II
SIGNATURES
EXHIBIT INDEX